UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Acadia Healthcare Company, Inc.

(Name of issuer)

Common Stock, par value $0.01

(Title of class of securities)

00404A109

(CUSIP number)

December 31, 2012

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00404A109	SCHEDULE 13G	Page 2 of 53

(1)	Names of reporting persons Waud Capital Partners II, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 4,502,656 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 4,502,656 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 4,502,656 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 8.9% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, as filed with the Securities and Exchange Commission on October 30, 2013 (the “10-Q”).

CUSIP No. 00404A109	SCHEDULE 13G	Page 3 of 53

(1)	Names of reporting persons Waud Capital Partners QP II, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 3,726,016 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 3,726,016 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 3,726,016 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 7.4% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 4 of 53

(1)	Names of reporting persons Reeve B. Waud 2011 Family Trust
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Illinois
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 648,507 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 648,507 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 648,507 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.3% (See Item 4)
(12)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 5 of 53

(1)	Names of reporting persons Waud Family Partners, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 72,057 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 72,057 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 72,057 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.1% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 6 of 53

(1)	Names of reporting persons WCP FIF II (Acadia), L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 568,655 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 568,655 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 568,655 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.1% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 7 of 53

(1)	Names of reporting persons Waud Capital Affiliates II, L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 582,401 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 582,401 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 582,401 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.2% (See Item 4)
(12)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 8 of 53

(1)	Names of reporting persons Waud Capital Affiliates III, L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 298,889 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 298,889 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 298,889 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.6% (See Item 4)
(12)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 9 of 53

(1)	Names of reporting persons WCP FIF III (Acadia), L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 811,863 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 811,863 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 811,863 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.6% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 10 of 53

(1)	Names of reporting persons Waud Capital Partners QP III, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 1,849,888 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 1,849,888 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 1,849,888 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 3.7% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 11 of 53

(1)	Names of reporting persons Waud Capital Partners III, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 327,133 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 327,133 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 327,133 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.6% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 12 of 53

(1)	Names of reporting persons Waud Capital Partners Management II, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 9,379,728 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 9,379,728 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 9,379,728 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 18.6% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 13 of 53

(1)	Names of reporting persons Waud Capital Partners II, L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 9,379,728 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 9,379,728 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 9,379,728 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 18.6% (See Item 4)
(12)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 14 of 53

(1)	Names of reporting persons Waud Capital Partners Management III, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 3,287,773 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 3,287,773 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 3,287,773 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 6.5% (See Item 4)
(12)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 15 of 53

(1)	Names of reporting persons Waud Capital Partners III, L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 3,287,773 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 3,287,773 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 3,287,773 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 6.5% (See Item 4)
(12)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 16 of 53

(13)	Names of reporting persons Waud Capital Partners, L.L.C.
(14)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(15)	SEC use only
(16)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(17)	Sole voting power 0
	(18)	Shared voting power 31,220 (See Item 4)
	(19)	Sole dispositive power 0
	(20)	Shared dispositive power 31,220 (See Item 4)
(21)	Aggregate amount beneficially owned by each reporting person 31,220 (See Item 4)
(22)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(23)	Percent of class represented by amount in Row (9) 0.1% (See Item 4)
(24)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 17 of 53

(25)	Names of reporting persons Crystal Cove LP
(26)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(27)	SEC use only
(28)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(29)	Sole voting power 0
	(30)	Shared voting power 795,667 (See Item 4)
	(31)	Sole dispositive power 0
	(32)	Shared dispositive power 795,667 (See Item 4)
(33)	Aggregate amount beneficially owned by each reporting person 795,667 (See Item 4)
(34)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(35)	Percent of class represented by amount in Row (9) 1.6% (See Item 4)
(36)	Type of reporting person (see instructions) PN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 18 of 53

(1)	Names of reporting persons Reeve B. Waud
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 14,248,285 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 14,248,285 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 14,248,285 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 28.2% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 19 of 53

(1)	Names of reporting persons Joey A. Jacobs
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 1,186,575 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 1,186,575 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 1,186,575 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 2.3% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 20 of 53

(1)	Names of reporting persons Jeremy Brent Jacobs GST Non-Exempt Trust u/a/d 04/26/2011
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Tennessee
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 375,368 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 375,368 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 375,368 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.7% (See Item 4)
(12)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 21 of 53

(13)	Names of reporting persons Scott Douglas Jacobs GST Non-Exempt Trust u/a/d 04/26/2011
(14)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(15)	SEC use only
(16)	Citizenship or place of organization Tennessee
Number of shares beneficially owned by each reporting person with:	(17)	Sole voting power 0
	(18)	Shared voting power 375,368 (See Item 4)
	(19)	Sole dispositive power 0
	(20)	Shared dispositive power 375,368 (See Item 4)
(21)	Aggregate amount beneficially owned by each reporting person 375,368 (See Item 4)
(22)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(23)	Percent of class represented by amount in Row (9) 0.7% (See Item 4)
(24)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 22 of 53

(1)	Names of reporting persons Brent Turner
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 285,528 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 285,528 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 285,528 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.6% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 23 of 53

(1)	Names of reporting persons Norman K. Carter, III
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 90,896 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 90,896 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 90,896 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.2% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 24 of 53

(1)	Names of reporting persons Ronald M. Fincher
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 243,386 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 243,386 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 243,386 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.5% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 25 of 53

(1)	Names of reporting persons Ras W. Fincher II Trust u/a/d 9/13/11
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Tennessee
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 41,847 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 41,847 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 41,847 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.1% (See Item 4)
(12)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 26 of 53

(1)	Names of reporting persons Jack E. Polson
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 234,907 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 234,907 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 234,907 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.5% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 27 of 53

(13)	Names of reporting persons Jack E. Polson Family 2013 Grantor Retained Annuity Trust
(14)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(15)	SEC use only
(16)	Citizenship or place of organization Tennessee
Number of shares beneficially owned by each reporting person with:	(17)	Sole voting power 0
	(18)	Shared voting power 51,084 (See Item 4)
	(19)	Sole dispositive power 0
	(20)	Shared dispositive power 51,084 (See Item 4)
(21)	Aggregate amount beneficially owned by each reporting person 51,084 (See Item 4)
(22)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(23)	Percent of class represented by amount in Row (9) 0.1% (See Item 4)
(24)	Type of reporting person (see instructions) OO

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 28 of 53

(1)	Names of reporting persons Christopher L. Howard
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 236,749 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 236,749 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 236,749 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.5% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 29 of 53

(1)	Names of reporting persons Danny E. Carpenter
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 77,882 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 77,882 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 77,882 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.2% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 30 of 53

(1)	Names of reporting persons Karen M. Prince
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 38,326 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 38,326 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 38,326 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.1% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 31 of 53

(1)	Names of reporting persons Robert W. Swinson
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 92,351 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 92,351 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 92,351 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.2% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 32 of 53

(1)	Names of reporting persons Fred T. Dodd, Jr.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 90,001 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 90,001 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 90,001 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.2% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 33 of 53

(1)	Names of reporting persons Randall P. Goldberg
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 13,471 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 13,471 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 13,471 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.0% (See Item 4)
(12)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 34 of 53

(13)	Names of reporting persons Melissa W. Waud
(14)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(15)	SEC use only
(16)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with:	(17)	Sole voting power 0
	(18)	Shared voting power 33,333 (See Item 4)
	(19)	Sole dispositive power 0
	(20)	Shared dispositive power 33,333 (See Item 4)
(21)	Aggregate amount beneficially owned by each reporting person 33,333 (See Item 4)
(22)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(23)	Percent of class represented by amount in Row (9) 0.1% (See Item 4)
(24)	Type of reporting person (see instructions) IN

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 35 of 53

(1)	Names of reporting persons Morgan M. Fincher Trust u/a/d 9/13/11
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Tennessee
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 41,847 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 41,847 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 41,847 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.1% (See Item 4)
(12)	Type of reporting person (see instructions) 00

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 36 of 53

(1)	Names of reporting persons Cody C. Fincher Trust u/a/d 9/13/11
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Tennessee
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 41,847 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 41,847 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 41,847 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.1% (See Item 4)
(12)	Type of reporting person (see instructions) 00

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 37 of 53

(1)	Names of reporting persons Elizabeth Grace Turner 2011 Vested Trust
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Tennessee
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 103,126 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 103,126 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 103,126 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.2% (See Item 4)
(12)	Type of reporting person (see instructions) 00

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

CUSIP No. 00404A109	SCHEDULE 13G	Page 38 of 53

(1)	Names of reporting persons William Jesse Turner 2011 Vested Trust
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Tennessee
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 103,126 (See Item 4)
(7) Sole dispositive power 0
(8) Shared dispositive power 103,126 (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 103,126 (See Item 4)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.2% (See Item 4)
(12)	Type of reporting person (see instructions) 00

All percentages set forth on the cover pages to this Schedule 13G were calculated based upon 50,522,054 shares outstanding as of October 30, 2013, as disclosed in the 10-Q.

SCHEDULE 13G	Page 39 of 53

Item 1(a) Name of Issuer:

Acadia Healthcare Company, Inc. (the “Company”)

Item 1(b) Address of Issuer’s Principal Executive Offices:

The Company’s principal executive offices are at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067.

Item 2(a) Name of Person Filing:

This Amendment No. 2 to Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Act: (i) Waud Capital Partners II, L.P. (“WCP II”); (ii) Waud Capital Partners QP II, L.P. (“Waud QP II”); (iii) the Reeve B. Waud 2011 Family Trust (the “Waud Family Trust”); (iv) Waud Family Partners, L.P. (“WFP LP”); (v) WCP FIF II (Acadia), L.P. (“WCP FIF II”); (vi) Waud Capital Affiliates II, L.L.C. (“Waud Affiliates II”); (vii) Waud Capital Affiliates III, L.L.C. (“Waud Affiliates III”); (viii) WCP FIF III (Acadia), L.P. (“WCP FIF III”); (ix) Waud Capital Partners QP III, L.P. (“Waud QP III”); (x) Waud Capital Partners III, L.P. (“WCP III”); (xi) Reeve B. Waud; (xii) Waud Capital Partners Management II, L.P. (“WCPM II”); (xiii) Waud Capital Partners II, L.L.C. (“Waud II LLC”); (xiv) Waud Capital Partners Management III, L.P. (“WCPM III”); (xv) Waud Capital Partners III, L.L.C. (“Waud III LLC”); (xvi) Waud Capital Partners, L.L.C. (“Waud Capital Partners”); (xvii) Crystal Cove LP (“Crystal Cove”); (xviii) Melissa W. Waud; (xix) Joey A. Jacobs; (xx) the Jeremy Brent Jacobs GST Non-Exempt Trust u/a/d 04/26/2011 (the “Jeremy Jacobs Family Trust”); (xxi) the Scott Douglas Jacobs GST Non-Exempt Trust u/a/d 04/26/2011 (the “Scott Jacobs Family Trust”); (xxii) Brent Turner; (xxiii) Norman K. Carter, III; (xxiv) Ronald M. Fincher; (xxv) the Ras W. Fincher II Trust u/a/d 9/13/11 (the “Ras Fincher Trust”), (xxvi) the Morgan M. Fincher Trust u/a/d 9/13/11 (the “Morgan Fincher Trust”), (xxvii) the Cody C. Fincher Trust u/a/d 9/13/11, (xxviii) the Elizabeth Grace Turner 2011 Vested Trust (the “Elizabeth Turner Trust”), (xxix) the William Jesse Turner 2011 Vested Trust (the “William Turner Trust”), (xxx) Jack E. Polson; (xxxi) the Jack E. Polson Family 2013 Grantor Retained Annuity Trust (the “Polson Family Trust”); (xxxii) Christopher L. Howard; (xxxiii) Danny E. Carpenter; (xxxiv) Karen M. Prince; (xxxv) Robert W. Swinson; (xxxvi) Fred T. Dodd, Jr.; and (xxxvii) Randall P. Goldberg (collectively, the “Reporting Persons”).

The Reporting Persons have entered into a Joint Filing Agreement, dated November 4, 2013, a copy of which is attached as Exhibit A to this statement, pursuant to which the Reporting Persons agreed to file this Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b) Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the following Reporting Persons is 300 N. LaSalle Street, Suite 4900, Chicago, Illinois 60654: WCP II; Waud QP II; the Waud Family Trust; WFP LP; WCP FIF II; Waud Affiliates II; Waud Affiliates III; WCP FIF III; Waud QP III; WCP III; Reeve B. Waud; WCPM II; Waud II LLC; WCPM III; Waud III LLC; Waud Capital Partners; Crystal Cove; and Melissa W. Waud.

The address of the principal business office of the other Reporting Persons is c/o Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067.

SCHEDULE 13G	Page 40 of 53

Item 2(c) Citizenship:

WCP II, Waud QP II, WFP LP, WCP FIF II, Waud Affiliates II, Waud Affiliates III, WCP FIF III, Waud QP III, WCP III, WCPM II, Waud II LLC, WCPM III, Waud III LLC, Waud Capital Partners and Crystal Cove were organized under the laws of the State of Delaware.

The Waud Family Trust was organized under the laws of the State of Illinois.

The Jeremy Jacobs Family Trust, the Scott Jacobs Family Trust, the Elizabeth Turner Trust, the William Turner Trust, the Ras Fincher Trust, the Morgan Fincher Trust, the Cody Fincher Trust and the Polson Family Trust were organized under the laws of the State of Tennessee.

Messrs. Waud, Jacobs, Turner, Carter, Fincher, Polson, Howard, Carpenter, Swinson, Dodd and Goldberg, Ms. Prince and Ms. Waud are citizens of the United States.

Item 2(d) Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”)

Item 2(e) CUSIP Number:

00404A109

Item 3	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not Applicable.

SCHEDULE 13G	Page 41 of 53

Item 4 Ownership:

(a)	Amount beneficially owned as of the date hereof: In the aggregate, the Reporting Persons beneficially own 14,248,285 shares of Common Stock. 11,783,754 of the reported shares of Common Stock (the “Waud Shares”) are owned of record as follows: (i) 2,038,125 shares by WCP II; (ii) 3,726,016 shares by Waud QP II; (iii) 648,507 shares by the Waud Family Trust; (iv) 72,057 shares by WFP LP; (v) 568,655 shares by WCP FIF II; (vi) 582,401 shares by Waud Affiliates II; (vii) 298,889 shares by Waud Affiliates III; (viii) 811,863 shares by WCP FIF III; (ix) 1,849,888 shares by Waud QP III; (x) 327,133 shares by WCP III; (xi) 6,385 shares by Reeve B. Waud; (xii) 795,667 shares by Crystal Cove; (xiii) 33,333 shares by Melissa W. Waud, Mr. Waud’s wife; (xiv) 21,730 shares by Waud Capital Partners; and (xv) 3,105 shares by Kyle D. Lattner. Mr. Lattner is an employee of Waud Capital Partners and holds his shares for the benefit of Waud Capital Partners. Mr. Waud also holds his shares for the benefit of Waud Capital Partners. WCPM II, as the general partner of WCP II, Waud QP II and WCP FIF II and the manager of Waud Affiliates II, and Waud II LLC, as the general partner of WCPM II, may be deemed to share beneficial ownership of the shares of Common Stock held of record by such Reporting Person(s). WCPM III, as the general partner of WCP FIF III, Waud QP III and WCP III and the manager of Waud Affiliates III, and Waud III LLC, as the general partner of WCPM III, may be deemed to share beneficial ownership of the shares of Common Stock held of record by such Reporting Person(s). Mr. Waud may be deemed to beneficially own the Waud Shares by virtue of his (A) making decisions for the limited partner committee of each of WCPM II and WCPM III, (B) being the manager of Waud II LLC and Waud III LLC, (C) being the general partner of WFP LP and Crystal Cove, (D) being the investment advisor of the Waud Family Trust, (E) being married to Ms. Waud and (E) being the sole manager of Waud Capital Partners.

In connection with the Company’s acquisition of PHC, Inc., certain affiliates of Waud Capital Partners entered into a stockholders agreement (the “Stockholders Agreement”) with the Company and certain members of the Company’s management. The members of the Company’s management party to the Stockholders Agreement granted WCP II a proxy to vote their shares in connection with the election and removal of directors and certain other matters in the manner directed by the holders of a majority of the stock held by Waud Capital Partners. As a result of the foregoing, WCP II, WCPM II, Waud II LLC and Mr. Waud may also be deemed to share beneficial ownership of the remaining 2,464,531 of the reported shares of Common Stock held by the members of Acadia’s management that have granted Waud Capital Partners a proxy pursuant to the Stockholders Agreement (the “Acadia Management Shares”). The Acadia Management Shares are owned of record as follows: (1) 310,298 shares by Mr. Jacobs, (2) 375,368 shares by the Jeremy Jacobs Family Trust, (3) 375,368 shares by the Scott Jacobs Family Trust, (4) 79,276 shares by Mr. Turner, (5) 90,896 shares by Mr. Carter, (6) 117,845 shares by Mr. Fincher, (7) 183,823 shares by Mr. Polson, (8) 51,084 shares by the Polson Family Trust, (9) 236,749 shares by Mr. Howard, (10) 77,882 shares by Mr. Carpenter, (11) 38,326 shares by Ms. Prince, (12) 92,351 shares by Mr. Swinson, (13) 90,001 shares by Mr. Dodd, (14) 13,471 shares by Mr. Goldberg, (15) 103,126 shares by the Elizabeth Turner Trust, (16) 103,126 shares by the William Turner Trust, (17) 41,847 shares by the Ras Fincher Trust, (18) 41,847 shares by the Morgan Fincher Trust and (19) 41,847 shares by the Cody Fincher Trust.

As the trustee of the Jacobs Family Trust, the Ras Fincher Trust, the Morgan Fincher Trust and the Cody Fincher Trust, Mr. Jacobs may be deemed to beneficially own the Acadia Management Shares owned of record by the Jeremy Jacobs Family Trust, the Scott Jacobs Family Trust, the Ras Fincher Trust, the Morgan Fincher Trust and the Cody Fincher Trust.

SCHEDULE 13G	Page 42 of 53

As the trustee of the Polson Family Trust, Mr. Polson may be deemed to beneficially own the Acadia Management Shares owned of record by the Polson Family Trust. As the husband of the trustee of the Elizabeth Turner Trust and the William Turner Trust, Mr. Turner may be deemed to beneficially own the Acadia Management Shares owned of record by the Elizabeth Turner Trust and the William Turner Trust.

(b)	Percent of class: In the aggregate, the Reporting Persons beneficially own 14,248,285 shares of Common Stock, or 28.2% of the total number of shares of Common Stock outstanding.

All percentages calculated in this Schedule 13G are based upon an estimated 50,522,054 shares currently outstanding, as disclosed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, as filed with the Securities and Exchange Commission on October 30, 2013.

SCHEDULE 13G	Page 43 of 53

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: See Item 5 on the cover pages hereto.

(ii)	shared power to vote or to direct the vote: See Item 6 on the cover pages hereto.

(iii)	sole power to dispose or to direct the disposition of: See Item 7 on the cover pages hereto.

(iv)	shared power to dispose or to direct the disposition of: See Item 8 on the cover pages hereto.

Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act or otherwise, the beneficial owner of any securities covered by this statement held by any other person, except WCP II with respect to the Acadia Management Shares over which it has a proxy. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this Schedule 13G.

Item 5 Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6 Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable.

Item 8 Identification and Classification of Members of the Group:

See Items 2(a) - 2(c).

Item 9 Notice of Dissolution of Group:

Not Applicable.

Item 10 Certification:

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 4, 2013

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs

By:	/s/ Brent Turner
Name:	Brent Turner

By:	/s/ Norman K. Carter, III
Name:	Norman K. Carter, III

By:	/s/ Ronald M. Fincher
Name:	Ronald M. Fincher

By:	/s/ Jack E. Polson
Name:	Jack E. Polson

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard

By:	/s/ Danny E. Carpenter
Name:	Danny E. Carpenter

By:	/s/ Karen M. Prince
Name:	Karen M. Prince

By:	/s/ Robert W. Swinson
Name:	Robert W. Swinson

By:	/s/ Fred T. Dodd, Jr.
Name:	Fred T. Dodd, Jr.

By:	/s/ Randall P. Goldberg
Name:	Randall P. Goldberg

By:	/s/ Melissa W. Waud
Name:	Melissa W. Waud

WAUD CAPITAL PARTNERS II, L.P.

By:	Waud Capital Partners Management II, L.P.
Its:	General Partner

By:	Waud Capital Partners II, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS QP II, L.P.

By:	Waud Capital Partners Management II, L.P.
Its:	General Partner

By:	Waud Capital Partners II, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WCP FIF II (ACADIA), L.P.

By:	Waud Capital Partners Management II, L.P.
Its:	General Partner

By:	Waud Capital Partners II, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS MANAGEMENT II, L.P.

By:	Waud Capital Partners II, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS II, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS MANAGEMENT III, L.P.

By:	Waud Capital Partners III, L.LC.
Its:	General Partners

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS III, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS III, L.P.

By:	Waud Capital Partners Management III, L.P.
Its:	General Partner

By:	Waud Capital Partners III, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS QP III, L.P.

By:	Waud Capital Partners Management III, L.P.
Its:	General Partner

By:	Waud Capital Partners III, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD FIF III (ACADIA), L.P.

By:	Waud Capital Partners Management III, L.P.
Its:	General Partner

By:	Waud Capital Partners III, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL AFFILIATES II, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL AFFILIATES III, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD FAMILY PARTNERS, L.P.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Sole Manager

REEVE B. WAUD 2011 FAMILY TRUST

By:	/s/ Cornelius B. Waud
Name:	Cornelius B. Waud
Its:	Trustee

CRYSTAL COVE LP

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	General Partner

JOEY BRENT JACOBS GST NON-EXEMPT TRUST U/A/D 04/26/11

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs
Its:	Trustee

SCOTT DOUGLAS JACOBS GST NON-EXEMPT TRUST U/A/D 04/26/11

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs
Its:	Trustee

RAS W. FINCHER II TRUST U/A/D 9/13/11

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs
Its:	Trustee

MORGAN M. FINCHER TRUST U/A/D 9/13/11

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs
Its:	Trustee

CODY C. FINCHER TRUST U/A/D 9/13/11

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs
Its:	Trustee

ELIZABETH GRACE TURNER 2011 VESTED TRUST

By:	/s/ Caryn Turner
Name:	Caryn Turner
Its:	Trustee

WILLIAM JESSE TURNER 2011 VESTED TRUST

By:	/s/ Caryn Turner
Name:	Caryn Turner
Its:	Trustee

JACK E. POLSON FAMILY 2013 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Jack E. Polson
Name:	Jack E. Polson
Its:	Trustee

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the common stock of Acadia Healthcare Company, Inc. may be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: November 4, 2013

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs

By:	/s/ Brent Turner
Name:	Brent Turner

By:	/s/ Norman K. Carter, III
Name:	Norman K. Carter, III

By:	/s/ Ronald M. Fincher
Name:	Ronald M. Fincher

By:	/s/ Jack E. Polson
Name:	Jack E. Polson

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard

By:	/s/ Danny E. Carpenter
Name:	Danny E. Carpenter

By:	/s/ Karen M. Prince
Name:	Karen M. Prince

By:	/s/ Robert W. Swinson
Name:	Robert W. Swinson

By:	/s/ Fred T. Dodd, Jr.
Name:	Fred T. Dodd, Jr.

By:	/s/ Randall P. Goldberg
Name:	Randall P. Goldberg

By:	/s/ Melissa W. Waud
Name:	Melissa W. Waud

[Signature Page to Joint Filing Agreement]

WAUD CAPITAL PARTNERS II, L.P.

By:	Waud Capital Partners Management II, L.P.
Its:	General Partner

By:	Waud Capital Partners II, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS QP II, L.P.

By:	Waud Capital Partners Management II, L.P.
Its:	General Partner

By:	Waud Capital Partners II, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WCP FIF II (ACADIA), L.P.

By:	Waud Capital Partners Management II, L.P.
Its:	General Partner

By:	Waud Capital Partners II, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS MANAGEMENT II, L.P.

By:	Waud Capital Partners II, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS II, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

[Signature Page to Joint Filing Agreement]

WAUD CAPITAL PARTNERS MANAGEMENT III, L.P.

By:	Waud Capital Partners III, L.LC.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS III, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS III, L.P.

By:	Waud Capital Partners Management III, L.P.
Its:	General Partner

By:	Waud Capital Partners III, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL PARTNERS QP III, L.P.

By:	Waud Capital Partners Management III, L.P.
Its:	General Partner

By:	Waud Capital Partners III, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD FIF III (ACADIA), L.P.

By:	Waud Capital Partners Management III, L.P.
Its:	General Partner

By:	Waud Capital Partners III, L.L.C.
Its:	General Partner

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

[Signature Page to Joint Filing Agreement]

WAUD CAPITAL AFFILIATES II, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD CAPITAL AFFILIATES III, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

WAUD FAMILY PARTNERS, L.P.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Authorized Signatory

REEVE B. WAUD 2011 FAMILY TRUST

By:	/s/ Cornelius B. Waud
Name:	Cornelius B. Waud
Its:	Trustee

WAUD CAPITAL PARTNERS, L.L.C.

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	Sole Manager

CRYSTAL COVE LP

By:	/s/ Reeve B. Waud
Name:	Reeve B. Waud
Its:	General Partner

[Signature Page to Joint Filing Agreement]

JOEY BRENT JACOBS GST NON-EXEMPT TRUST U/A/D 04/26/11

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs
Its:	Trustee

SCOTT DOUGLAS JACOBS GST NON-EXEMPT TRUST U/A/D 04/26/11

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs
Its:	Trustee

RAS W. FINCHER II TRUST U/A/D 9/13/11

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs
Its:	Trustee

MORGAN M. FINCHER TRUST U/A/D 9/13/11

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs
Its:	Trustee

CODY C. FINCHER TRUST U/A/D 9/13/11

By:	/s/ Joey A. Jacobs
Name:	Joey A. Jacobs
Its:	Trustee

ELIZABETH GRACE TURNER 2011 VESTED TRUST

By:	/s/ Caryn Turner
Name:	Caryn Turner
Its:	Trustee

WILLIAM JESSE TURNER 2011 VESTED TRUST

By:	/s/ Caryn Turner
Name:	Caryn Turner
Its:	Trustee

JACK E. POLSON FAMILY 2013 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Jack E. Polson
Name:	Jack E. Polson
Its:	Trustee

[Signature Page to Joint Filing Agreement]